EXHIBIT 10.1
May 18, 2006
Mr. John Rigali
1621 W. 25th Street #277
San Pedro, CA 90732
Dear John:
It is a pleasure to offer you the position of Chief Financial Officer and Vice President Finance at Peerless Systems Corporation. This is an exempt position reporting to the Chief Executive Officer as the leader of our Finance and Accounting team. We would like you to begin your employment here on or before May 24, 2006. Plan to arrive at 10 AM on your first day and ask for Jan Bowler in Human Resources. You may negotiate your regularly scheduled work hours with the Chief Executive Officer. This offer is valid for 30 days from the date above.
The compensation package we are offering includes:
•	Bi-Weekly Salary: $6,923, ($180,000 annually)

•	Total Bonus $95,000 (Semi-annual & Annual payments)

•	Benefits: Full Package

•	Stock Options: 25,000

•	Change of Control Agreement (see below)
Should your employment be affected by a Change in Control of the Company, you will receive one-year’s base and bonus pay, along with company paid health insurance for up to one year.
“Change of Control” is defined solely as the approval by the stockholders of the Company and the consummation of a re-organization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity.
Our benefits package currently includes medical, dental, vision, disability, group life insurance and long term care plans as well as a 401(k) and a flexible spending (cafeteria) plan. Peerless pays for the employee’s insurance and contributes toward family premiums. The 401(k) plan is employee contributory with a company match of up to $2,000 per year. Peerless also provides two weeks of paid vacation for salaried employees, increasing to three weeks after five years of employment. In addition, you will be eligible for ten paid holidays and are allocated eight sick days annually on January 1, prorated during your first year.
Subject to the approval of our Board of Directors and compliance with all state and federal regulatory requirements, you will receive an option to purchase the number of shares set forth above (the “Option”). The per share exercise price of the Option will be the closing price of Peerless’ common stock on the last trading day immediately preceding the date your grant is approved. You will be notified of the approval of your option grant.

John Rigali Offer
5/18/2006
Page Two
The Option will vest over a four-year period, subject to your continued employment with Peerless. In particular, 25% will vest on the one-year anniversary of your first day of employment and 25% thereafter on each subsequent anniversary of your first date of employment with Peerless. In no event, however, will you continue to vest following your termination of employment. The Option will be subject to the terms and conditions set forth in the Peerless option plan and the option agreement.
The Bonus is normally paid out in two events each year and may be prorated in year one of your employment. Bonuses are always contingent upon the achievement of both Company and individual performance goals. To receive each bonus, you must be employed by Peerless at the time of the pay out, estimated to be early March and November of each year. The BOD independent Compensation Committee has full control of Officer salaries and bonuses.
John, while we sincerely hope your employment relationship with Peerless will be long and mutually rewarding, we want to be clear that your employment is “at will” and there is no implied contract for a specified period of time. During the first year of your employment there may be a change in management. If this should occur, it may be that the new management may want to choose a different CFO. While I expect that you will be acceptable to any new management, please be aware that this change and a possible affect on your employment is possible.
Please indicate acceptance of our offer by signing and returning this letter on or before the expiration date cited above. You may fax a signed copy, if you wish, to our confidential fax at 310/297-3286. (Please do not use the fax number printed on the letterhead.) Feel free to call if you have questions. I look forward to working with you John, and hope that you will contribute and grow at Peerless, to our mutual benefit.
Sincerely,

/s/ Howard Nellor Howard Nellor
President and CEO

Accepted:	/s/ John Rigali	Date:	5/18/06